Exhibit 10.19

Certain confidential information contained in this document, marked by brackets as [***], has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. In addition, certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

FAZE CLAN INC.

MANAGEMENT AND PRODUCTION AGREEMENT

[INSERT CREATOR NAME]

Everyone at FaZe Clan is excited and honored to have you as a part of our team. To ensure this collaboration is successful, we put together this agreement to help guide us through our journey together. FaZe Up!

1.	General

This is the start of our collaboration together.

This Management and Production Agreement (together with all exhibits and documents incorporated herein, the “Agreement”), dated as of the date set forth on the signature page (“Effective Date”), is entered into by FaZe Clan Inc. (“FaZe”) and the content creator and any applicable loan out set forth on the signature page (“Creator,” “I,” “me,” or “my”).

I wish to obtain advice, guidance, counsel and direction in the development and advancement of my career. FaZe, by reason of the FaZe’s contacts, experience, resources and background, is qualified to render such advice, guidance, counsel and direction to me. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

2.	Term

I understand that it takes time to ramp me into FaZe’s ecosystem, and I want to make sure we have enough time together to make this collaboration as successful as possible.

This Agreement shall begin on the earlier of (i) full execution of this Agreement or (ii) the provision of any Contributions (as defined below) by me to FaZe, and shall continue until the date that is two (2) years following full execution of this Agreement (“Initial Term”). The Initial Term will then be automatically extended for subsequent one (1) month periods (“Monthly Term[s]”) until either party gives fifteen (15) days written notice prior to the expiration of the then-current term. The Initial Term and the Monthly Term(s), if any, are collectively referred to herein as the “Term”.

3.	FaZe Clan Resources

I am excited by FaZe’s focus on providing resources and support to its members.

As it relates to gaming, esports, or FaZe, and in conjunction with my Official Representatives if applicable, FaZe agrees to provide certain mutually approved FaZe resources to me, the details of which shall be subject to FaZe’s sole and absolute discretion. Such resources may include the following:

(i) Maintaining an active sales team that will present my services as a team member as part of branding, promotion, and sponsorship opportunities between FaZe and third party brands (subject to the restrictions herein);

(ii) Providing opportunities to feature Content (defined in Section 4a of the Standard Terms and Conditions, attached as Exhibit A and incorporated herein by this reference) on FaZe channels and platforms (together, the “FaZe Channels”);

(iii) From time to time, providing production resources, such as production staff, photographers, videographers, editors, and producers, in connection with relevant FaZe main channel productions;

(iv) At my request, introducing me to providers of professional services, at my cost and through licensed intermediaries;

FaZe Clan Inc. – Management and Production Agreement

(v) From time to time, providing me with certain promotional gear, apparel, merchandise, discounts, and other items which may be provided by FaZe sponsors;

(vi) From time to time, hosting me on FaZe main’s Twitch account;

(vii) Advising and counseling me with regard to general and promotional practices in the gaming, entertainment, licensing, digital media, and content creation industries;

(viii) Inviting me to certain FaZe events or gatherings provided that any such travel costs associated therewith may be my responsibility as determined by FaZe in its sole discretion;

(ix) Advising and counseling with respect to touring and live event opportunities;

(x) Advising and counseling me with respect to the adoption of the proper format for presentation of my content and in the selection of proper style, mood, setting, and other aspects of presenting such content;

(xi) Advising and counseling me in the selection of other artistic talent to assist, accompany, or improve the Content;

(xii) Advising on business affairs issues; and

(xiii) Providing facilities (each, a “FaZe Facility”) as described in the Occupancy License (defined in Section 1 of the Standard Terms and Conditions), which may vary or change at FaZe’s discretion. If I am a minor under the age of majority, I understand that in no event will I be required to use the FaZe Facilities as my primary residence.

I acknowledge and agree that FaZe is not an employment or theatrical agency under Section 1700.5 of the California Labor Code, does not perform any service that requires a professional license, and does not procure, offer or attempt to procure employment for anyone other than itself. FaZe maintains an active sales team that will seek branding, promotion, and sponsorship deals for FaZe. As a result, opportunities for FaZe may be presented to me as well. To the extent that any such opportunity relates solely to me, and not to FaZe, FaZe shall not participate in the solicitation or negotiations of the same. I understand that FaZe is not a licensed talent agent and cannot conduct those activities on my behalf. Nonetheless, FaZe will work closely with my licensed talent agent, if any, to facilitate opportunities. I acknowledge and agree that FaZe will not procure work for me from third parties. Any work FaZe procures is for itself and, to the degree I am involved, it will be as a subcontractor of FaZe. The decision to enter into any employment or engagement is mine alone, and I acknowledge and agree that I shall rely on my own judgment, belief, knowledge or the advice and recommendations of my own legal counsel or business advisors in deciding to proceed with any financial opportunity.

4.	Revenue Share	[***]

FaZe Clan Inc. – Management and Production Agreement

CONFIDENTIAL

5.	Creator Contributions

I’ll work to support my FaZe teammates and I know they’ll do the same for me.

I shall devote best efforts to further my career and do all things (the “Contributions”) necessary or desirable to accomplish this, which shall include, among other things, to:

(i) maintain or increase my activity levels on the internet and social media platforms, including (A) create, upload, post and repost appropriate content to YouTube, Instagram, Twitch, Twitter, or any other platform as may be designated by FaZe; (B) participate in social media interactions and posts in connection with my and FaZe’s YouTube, Instagram, Twitch, Twitter, or any other channel as may be designated by FaZe; and (C) live streaming;

(ii) engage and participate in production as mutually agreed with FaZe;

(iii) promptly respond to all requests and other correspondence from FaZe;

(iv) at FaZe’s reasonable request: (A) create, post, or repost content in support of, or on behalf of, FaZe (e.g., retweeting FaZe’s post about a FaZe merchandise drop, or posting a photo wearing certain FaZe merchandise), (B) make appearances at events, and (C) engage in various promotional activities;

(v) be supportive of FaZe and its projects;

(vi) comply with FaZe’s other reasonable requests.

I agree that during the Term, I will:

(A) join FaZe’s designated YouTube network for any and all periods during the Term in which I am not contractually obligated to be exclusive to a third party YouTube network; and

(B) subject to the terms herein, use the word “FaZe” before my professional name, brand all of my social media accounts with the FaZe logo and link to FaZe social media accounts and FaZe website in bios, at FaZe’s instruction and discretion.

6.	Standard Terms and Conditions Integral

FaZe has some rules that help keep the organization safe.

The Standard Terms and Conditions are an integral part of this Agreement. By signing this Agreement, the parties agree to each and every term in the Standard Terms and Conditions.

[Signature page follows]

FaZe Clan Inc. – Management and Production Agreement

I understand this Agreement, and I’m excited to get started.

I have read this agreement carefully and i understand and accept the terms, provisions and obligations which it imposes upon me without reservation. No promises or representations have been made to me to induce me to sign this agreement other than what is contained in the Agreement. I acknowledge that, in executing this agreement, i have had the opportunity to seek the advice of independent legal counsel. This agreement shall not be construed against any party by reason of the drafting or preparation hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the Effective Date.

“FAZE”

FAZE CLAN INC.

By:

Name:

Title:

“CREATOR”

By:

Name:

Address:

Email Address:

Date of Birth:

Phone number:

SSN:

Official
Representatives:

Attorney’s name:

By entering a name here, Creator represents and acknowledges that Creator had a licensed attorney individually advise and represent Creator in negotiating the terms of this Agreement and its attachments on my behalf.

Date:

*FaZe accepts electronic signatures on this Agreement, so long as the email account on the Agreement matches the email account the electronic signature came from. If Creator and/or Creator’s guardian chooses to use an electronic signature, Creator and/or Creator’s guardian acknowledges and agrees that “pursuant to the Electronic Signature in Global and National Commerce Act, returning the signed offer letter from my email account shall have the same legal effect and validity with respect to the acknowledgements set forth above as my handwriting signature.”

FaZe Clan Inc. – Management and Production Agreement

Exhibit A to Management and Production Agreement
STANDARD TERMS AND CONDITIONS

1. Standard Forms. I acknowledge that I have been provided with, read, understood, and agreed to the terms of (i) if I will work or stay in a FaZe-leased or owned property or facility, then FaZe’s Occupancy License and House Rules (the “Occupancy License”), (ii) if I am a minor as of the Effective Date, then the Minor Rider and Guardian’s Assent and Guaranty, and (iii) FaZe’s Code of Conduct (“FaZe Code”) (together, the “FaZe Form Agreements”). I expressly acknowledge that the FaZe Form Agreements form an integral part of this Agreement, and that my signature on this Agreement shall also constitute conclusive evidence of my agreement to the FaZe Form Agreements. In the event of any conflict, discrepancy, error, or omission among any parts the FaZe Form Agreements and this Agreement, the terms of the documents should take the following order of precedence: (A) Guardian’s Assent and Guaranty, (B) Minor Rider, (C) Occupancy License, (D) this Agreement, and (E) FaZe Code.

2. Exclusivity.

a. Throughout the Term, (i) FaZe will be my sole and exclusive manager, (ii) I will not join or affiliate with any other esports team, gaming related organization, or group of influencers, and (iii) I will not work for or on behalf of any other company that directly or indirectly competes with FaZe or its teams, sponsors, or affiliates. For clarity, nothing in this Section shall be interpreted as preventing me from being engaged, concerned, or having a financial interest in any capacity in any other business, trade, profession or occupation during the Term, provided that: (A) such activity does not cause a breach of any of my obligations under this Agreement (including without limitation Section 8 below), (B) I agree to prioritize my obligations hereunder over all other business activities and opportunities, and (C) such activity does not interfere, materially or otherwise, with my performance of the Contributions when and as required hereunder.

b. I acknowledge and agree that business opportunities (including but not limited to for my services in connection with branding deals, endorsement deals, and team events) may only be made available to me by: (a) persons or entities named on a mutually-agreed upon list of my official representatives, which currently includes the representatives listed on the signature page of the main body of Management and Production Agreement, as the same may be updated from time to time (my “Official Representatives”), (b) FaZe (subject to the restrictions herein), or (c) me. For the avoidance of doubt, if any such opportunity relates solely to me, and not to FaZe as an organization, FaZe will refer such opportunity to me and offer advice, but will not negotiate, solicit, or procure such opportunity.

c. I agree that I will not solicit the business or patronage of any business partner, consultant, employee, gamer, content creator, independent contractor, set member, team member, vendor, or supplier employed by or affiliated with FaZe, or cause any such individual or entity to leave FaZe’s employ or to alter their engagement or business relationship during the Term and for a period of one (1) year thereafter.

d. I agree that the restrictions in this Section are reasonable and necessary, valid and enforceable under state law, and do not impose a greater restraint than necessary to protect FaZe’s legitimate business interests. In the event that I enter into an agreement during the Term in violation of this Section without first receiving FaZe’s written approval, without limiting any of FaZe’s other remedies for such breach, FaZe may take such action, at its discretion, including (I) immediately terminating such agreement on my behalf, or (II) affirming such agreement and bringing it into the scope of this Agreement.

3. No Disparagement; Liquidated Damages. During the Term and for a period of three (3) years thereafter, I agree to refrain from (i) any criticism, negative statement, or disparagement, of FaZe or its employees, officers, directors, shareholders, agents, sponsors, other gamers or streamers, or affiliates, whether written, oral, or otherwise (each, a “Disparagement”). This Section shall not in any way restrict or impede me from exercising rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. In the event that I breach this provision, then (in addition to any and all other relief provided by law or equity or under this Agreement), [***] (“Liquidated Damages”). Notwithstanding the foregoing, (a) FaZe shall not seek to collect Liquidated Damages in connection with any Disparagement unless and until that Disparagement gets picked up by any press outlet (whether physical, online or otherwise) and/or becomes the source of substantial discussion in the gaming or entertainment community, and (b) new Liquidated Damages for a particular Disparagement shall cease accruing at the time, if any, that I complete all remedial actions in connection with the Disparagement requested by FaZe in its reasonable discretion, which may include, without limitation, taking down any post containing the Disparagement, publicly retracting or apologizing for the Disparagement, and/or issuing a corrective or remedial public statement online or to the press on the subject matter of the Disparagement. “Impression” shall mean a single instance of the display or provision of the Disparagement to a person, regardless of whether such Disparagement was viewed, heard, or otherwise experienced directly or indirectly. FaZe may withhold any payment that becomes payable to me under the Agreement in order to satisfy any such liquidated damages hereunder that FaZe determines in its good faith, reasonable judgment, have been incurred by me. The parties agree that (A) they operate in a highly public industry, (B) FaZe’s reputation and goodwill are material business assets which impact the future profitability and viability of FaZe’s business activities, and (C) any Disparagement would result in irreparable harm for which FaZe will have no adequate remedy at law. Accordingly, and due to the extreme difficulty in quantifying the full extent of the injury that would result from any breach of this Section, the parties agree and acknowledge that (I) this non-disparagement provision is a material term under this Agreement, (II) if a breach of this provision were to occur, it would be difficult to determine actual damages, (III) based on what the parties presently know, the liquidated damages provided for herein are a reasonable estimate of the damages that would accrue if a breach occurred in the future, and (IV) the amount of liquidated damages is fair and reasonable and would not act as a penalty to me. In addition, upon a breach or threatened breach of this Section, the parties agree that there is no adequate remedy at law for such breach, and FaZe shall be entitled to injunctive relief restraining me from such breach or threatened breach, but that such relief shall not be the exclusive remedy for a breach. FaZe shall not be required to prove actual damages or post bond in connection with the enforcement of this Section. The provisions in this Section shall survive any expiration or termination of the Term or this Agreement.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions

CONFIDENTIAL

4. Content Ownership and Rights.

a. Content. “Content” shall mean all content (including, without limitation, video content, social media postings, writings, artwork, designs, films, and musical recordings) developed, produced, or created by me during the Term. I shall be the sole and exclusive owner of all right, title and interest (including without limitation copyright and all renewals therein) in and to all Content. I hereby grant to FaZe an exclusive, assignable, irrevocable, perpetual, worldwide, sub-licensable (through one or multiple tiers), transferrable, royalty-free, unlimited right and license to use, copy, reproduce, distribute, modify, adapt, alter, translate, improve, create derivative works of, practice, publicly perform, publicly display, offer for sale, sell, transfer, dispose of, market, register, have registered, digitally perform, display, and enforce any intellectual property rights in and to any and all Content for all purposes in any media now known or later devised. In addition, I grant FaZe a power of attorney to execute on my behalf any declarations, endorsements, assignments, affidavits, certificates of ownership, or other documents required to affect the rights granted to FaZe in this Section 4. Notwithstanding the foregoing:

i. to the extent anything in this Section 4 conflicts with a brand agreement, sponsorship agreement, or any other agreement entered into by me (which, for the avoidance of doubt, shall in each instance be done in accordance with Section 8) or by FaZe for my services during the Term (individually and collectively, a “Brand Deal”) (I shall provide copies of any Brand Deal to FaZe), the terms of such Brand Deal shall govern and control; and

ii. any and all of my contributions and/or work in connection with any Content wholly or partially (A) paid for by FaZe or (B) produced in-house by FaZe, shall be performed by me on a “work-made-for-hire” basis for FaZe and, as such, all results and proceeds, including all intellectual property rights therein and thereto, from such contributions and/or work shall be owned exclusively by FaZe in perpetuity throughout the world in all media now known or later devised (the “FaZe Content”). If any such results and proceeds in FaZe Content are not deemed to be a “work-made-for-hire,” I hereby assign in full to FaZe any and all intellectual property rights (together with all goodwill) in and to such results and proceeds without any right of revocation. If any such work of authorship cannot be assigned, I hereby grant to FaZe an exclusive, assignable, irrevocable, perpetual, worldwide, sub-licensable (through one or multiple tiers), royalty-free, unlimited license to use, copy, reproduce, distribute, modify, adapt, alter, translate, improve, create derivative works of, practice, publicly perform, publicly display, and digitally perform and display such work in any media now known or later devised. I hereby waive all so-called “moral rights” and acknowledge that FaZe has the unlimited right to cut, edit, add to, subtract from, arrange, rearrange, or otherwise modify any and all Content.

This Section 4 and all rights granted to FaZe under this Section 4 shall survive any expiration or termination of the Term or this Agreement.

b. Name and Likeness. I hereby grant FaZe, the right, but not the obligation, to use and authorize others to use my name(s), voice, image, photograph, personal characteristics, signature, actual or simulated likeness, expressions, performance, attributes, personal experiences, and biographical information (collectively “Name and Likeness”) in and in connection with the advertising, publicity, promotion, merchandising, exhibition and other exploitation of my services and all Content in all versions and formats and the businesses, services, programs or products of FaZe, and their licensees, sublicensees, assigns, advertisers and sponsors (including all advertising, publicity, promotion, and materials associated therewith), in any manner, in any and all media and by any means now known or later devised (including, but not limited to, use in and in connection with publishing, by-products, tie-ins, merchandise, commodities, in non-traditional digital advertising media, including, without limitation, in connection with non-fungible tokens, and reproduced for digital games and services of every kind) and no additional payment shall be required for any such uses. The rights granted hereunder shall survive any expiration or termination of this Agreement.

c. FaZe License. Subject to the terms of this Agreement and any applicable Brand Deal, FaZe hereby grants to me a non-exclusive, limited, contingent, non-sublicensable, revocable right and license (the “FaZe License”) solely to use:

i. the name, logos, marks, trademarks, and accompanying design elements of FaZe (“FaZe Property”), FaZe Content, and Content (together, the “Licensed Content”) in connection with the marketing and promotion thereof in accordance with the terms of this Agreement;

ii. the Licensed Content in connection with my social media channels (including without limitation one or more YouTube channels);

iii. the FaZe Property as part of my in-game username in connection with my gaming activities; and

iv. the Licensed Content in publicity and promotion relating to me, solely to the extent pre-approved by FaZe in writing.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions

Upon termination or expiration of this Agreement, the FaZe License shall automatically and immediately terminate, including without limitation, my use of the name “FaZe” or otherwise representing any continued affiliation with FaZe. FaZe may terminate or modify the FaZe License at any time in its sole and absolute discretion.

Provided that I am not in breach of this Agreement, FaZe grants me a non-exclusive, limited, contingent, non-sublicensable, revocable right and license after the Term (the “Post-Term License”) to preexisting publications and social media posts to remain as originally posted or displayed during the Term. FaZe hereby grants to me a non-exclusive, limited, contingent, non-sublicensable right and license after the Term and to the extent FaZe has such rights to use the Content (but for the avoidance of doubt, not any FaZe Property or FaZe Content incorporated therein) provided Creator remains in compliance with all terms of this Agreement.

Any and all goodwill arising from my use of the Licensed Content shall inure to the benefit of FaZe. I agree not to commit any action or fail to take any action that would be adverse to FaZe’s rights in the Licensed Content or any relevant guidelines, and I agree to take whatever action is necessary or appropriate to protect FaZe’s rights in said Licensed Content.

d. Specifications. All Content shall comply with any and all technical and creative specifications, requirements, terms and conditions and guidelines of FaZe or any FaZe Channels.

e. Sponsor Limited License. I may further receive a limited, royalty-free, non-exclusive, non-sub-licensable license to use and display sponsor logos, trademarks, service marks, symbols, and trade names delivered by a sponsor or client to FaZe (collectively, the “Sponsor Marks”). I agree to adhere to any guidelines provided by said sponsor, client, or FaZe.

5. Termination; Gamer Incapacity.

a. Termination. Each party shall have the right to terminate this Agreement if the other party commits a material breach of its representations, warranties, covenants or other obligations hereunder, which breach is not remedied within thirty (30) days of being notified of the breach by the other party. If the breaching party fails to remedy such breach within such thirty (30) days, such termination shall be effective upon the expiration of the thirty (30) day period. If such breach is not remediable, termination shall be effective immediately upon notice thereof. Notwithstanding the foregoing, FaZe will have the right to terminate this Agreement immediately for any breach of the FaZe Code.

In the event that I take, or am accused of taking any action that: (i) constitutes an offense involving moral turpitude or is a civil or criminal offense under federal, state or local laws, (ii) causes me to be charged with any crime and/or misdemeanor, or (iii) in FaZe’s sole discretion, (A) brings FaZe, me, any sponsor, partner, or joint venturer of FaZe or me, or any of their respective affiliates, employees, owners, representatives, and agents (collectively, the “FaZe Parties”), into public disrepute, contempt, scandal, or ridicule, (B) insults or offends the community or any substantial organized group thereof, (C) might tend to injure the success of any FaZe Party’s products or services, (D) could be reasonably deemed to support, or make light of, racism, sexism, harassment, bullying, extreme lewdness, pedophilia, or religious bigotry, (E) could be reasonably deemed to denigrate any group based on demographics, socioeconomic status, political views, religion, gender, or sexual orientation, then at the time of any such action or at any time after FaZe learns of any such action, FaZe shall have the right, at its sole and absolute discretion, to suspend or immediately terminate the Agreement by written notice to me, and in the event of termination, FaZe shall have no further obligation or liability to me with respect to payment of Revenue Share or other compensation for any Contributions not yet provided as of the date of such termination. FaZe’s decision on all matters arising under this Section shall be conclusive.

FaZe reserves the right to terminate the Agreement in whole or in part at any time for any reason or no reason without penalty or recourse. FaZe shall give written notice of any such termination to me at least fifteen (15) days before the effective date of the termination.

For the avoidance of doubt, without limiting or otherwise altering the termination provisions set forth above, if any agreement subject to the terms herein is entered into prior to termination of this Agreement for reasons other than FaZe’s breach, FaZe’s right to receive its Revenue Share hereunder shall be co-extensive with the term of any such agreement and any renewals thereof.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions

b. Creator Incapacity. An event of Creator incapacity shall be deemed to occur if I am unable to fully comply with the terms of this Agreement as the result of any physical, mental, or other impairment (e.g. my illness causing mental disability, or impairment of my voice, appearance, or mobility) (“Creator Incapacity”). Without limiting any other rights of FaZe under the Agreement, FaZe shall have the right to suspend this Agreement during such period of Creator Incapacity and shall have the right, but not the obligation, to extend this Agreement by the length of any such suspension. For clarification, any such suspension shall not impact FaZe’s right to receive its Revenue Share during such period of suspension.

6. Non-Guild. I am not a member of any union, guild, or party to any collective bargaining agreement that would govern my Contributions hereunder.

7. Independent Contractor Status. I acknowledge and agree that

I am an independent contractor and not an employee or agent of FaZe and may perform services for others. Subject to the terms of this Agreement, I, and not FaZe, shall determine the manner and means by which I perform any services, the location of the performance of any services and the schedule on which any services are performed. Unless otherwise specified, I shall be responsible for providing all necessary supplies, materials and equipment required for the performance of any services. I agree to comply with all rules and procedures for accessing and using FaZe’s premises and equipment, including those related to safety and security. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. I shall bear sole responsibility for all acts and omissions of my personnel. I shall bear sole responsibility for payment of compensation to its personnel. I shall withhold (if applicable), pay federal, state and local income tax withholding, social security taxes, employment head taxes, unemployment insurance, and any other taxes or applicable charges for me and any personnel. I shall bear sole responsibility for any health or disability benefits, retirement benefits, or welfare, pension or other benefits (if any) to which such personnel may be entitled. I agree to defend, indemnify, and hold harmless FaZe, FaZe’s officers, directors, employees and agents, affiliates, any benefit plan sponsored by FaZe, and any fiduciaries or administrators of any such benefit plan, from and against any claims, liabilities, or expenses relating to any claim by me or my personnel for compensation, tax, insurance, or benefits from FaZe or any benefit plan sponsored by FaZe.

8. Commercial Opportunities.

a. FaZe Team Opportunities. During the Term, FaZe may serve as my worldwide representative in developing and/or managing income producing activities related to or in connection with my name and likeness, or related to or in connection with my status as a content creator, entertainer, personality, or member of FaZe, including, but not limited to, product endorsements, promotional appearances, exhibitions, licensing opportunities, social media promotions of any size, television appearances, motion picture appearances, and clinics of any size, scope, or duration. Notwithstanding the foregoing, FaZe is not an agent, and will not solicit, negotiate, or otherwise procure any FaZe Individual Opportunity.

b. FaZe Individual Opportunities. “FaZe Individual Opportunity” shall mean an agreement, arrangement, or association pursuant to which I would render entertainment-related services independent from FaZe and/or the Team, including without limitation all deals procured for me by my Official Representatives and all deals that use any of the FaZe Property and/or the term “FaZe [Creator]”. For the avoidance of doubt, FaZe Individual Opportunities only include agreements where a third party works directly with me and shall not apply in the event a sponsor of FaZe requests or requires my participation as part of a particular activation. I and my Official Representatives shall have the sole discretion to negotiate and accept any FaZe Individual Opportunity, provided that (a) I agree to consult with FaZe at the early stages of any conversations that I or my representatives have with a third party to discuss potential FaZe Individual Opportunities, (b) I agree to include FaZe on all correspondences with Official Representatives (except for privileged communications with my personal attorney, if any), (c) I must obtain FaZe’s prior written approval in each instance prior to entering into any FaZe Individual Opportunity, (d) without limiting the foregoing, I understand and agree that I shall be prohibited from becoming engaged in a FaZe Individual Opportunity (i) that would require me to promote a sponsor, or provide services, in conflict with my or FaZe’s legal obligations pursuant to an existing agreement, arrangement, or association, or pursuant to an agreement in the process of being negotiated, or (ii) that could damage the brand, relationships, or standing of FaZe, the Team, or the competitions in which FaZe competes, (e) I agree that all FaZe Individual Opportunity agreements shall be executed by and between the applicable third party sponsor and I, provided that each such agreement shall specify FaZe as the payee thereunder, (f) I agree to perform the services required under any FaZe Team Opportunity and FaZe Individual Opportunity, (g) I grant FaZe all necessary permissions to endorse any relevant payments on my behalf for the purpose of distributing the FaZe Individual Opportunity revenue, and (h) for the avoidance of doubt and in exchange for FaZe’s management services made available and provided to me in connection with the FaZe Individual Opportunities, FaZe shall be entitled to its Revenue Share as set forth in Section 4(iii) of the main body of the Management and Production Agreement.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions

CONFIDENTIAL

c. Non-FaZe Opportunities. “Non-FaZe Opportunities” mean any passive investments or entrepreneurial endeavors which are unrelated to gaming, esports, content creation, this Agreement, or the business of FaZe. I and my Official Representatives shall have the sole discretion to negotiate and accept any Non-FaZe Opportunities, provided that (a) I shall not use any FaZe Property, my FaZe moniker, my professional name or associated social media profiles that contain any of the foregoing, in connection with any Non-FaZe Opportunities, (b) I agree to consult with FaZe at the early stages of any conversations that me or my representatives have with a third party to discuss any potential Non-FaZe Opportunities, and (c) without limiting the foregoing, I understand and agree that I shall be prohibited from becoming engaged in a Non-FaZe Opportunities (i) that would require me to promote a sponsor, or provide services, in conflict with my or FaZe’s legal obligations pursuant to an existing agreement, arrangement, or association, or pursuant to an agreement in the process of being negotiated, or (ii) that could damage the brand, relationships, or standing of FaZe, the Team, or the competitions in which FaZe competes.

9. Business Affairs Support. As requested by me, FaZe’s business affairs may provide support (“Business Affairs Support”). Notwithstanding the above, I acknowledge and agree that (a) notwithstanding that FaZe may employ outside or in-house counsel to provide advice or general information in connection with deal memos, term sheets, letters of intent, license agreements, trademarks, or disputes, FaZe and such counsel (i) are not providing any legal advice to me and (ii) represent FaZe as a corporation and not me as an individual, and therefore I should not act or refrain from acting on the basis of information FaZe or such counsel may provide without me first seeking legal advice from my own counsel (at my sole expense); and (b) neither FaZe nor such counsel shall have any liability to me for (i) actions taken or not taken based on the Business Affairs Support, and (ii) third parties actions, inactions, or defaults under any agreement.

10. Payment Terms.

a. I shall instruct all third parties and execute any check authorizations as necessary to remit to FaZe any and all monies that may become due to me and may be received by me. Such direction shall be made by me to such third parties pursuant to (i) a “Letter of Direction” provided to me by FaZe, or otherwise may be sent by FaZe on my behalf; or (ii) direction of payment clause in all contracts entered into by, or on behalf of, me.

b. Any and all income and revenue generated in connection with this Agreement shall be payable to, and collected by, FaZe, and each party shall account and pay Revenue Share on such income on a monthly basis, within thirty (30) days after the end of each month in which the Gross Compensation was received by such party, provided that a party shall not be required to remit compensation to the other party until the total of such compensation, in each such instance, shall exceed one hundred dollars ($100). Each party shall follow any reasonable instructions received from the other party instructing such party to make such payments due hereunder.

c. If any person or entity pays any income directly to me, I agree that I shall promptly transfer all such income to FaZe for collection and accounting. Any violation by me of this Section shall be a material breach of this Agreement and FaZe shall be entitled to any and all remedies.

d. Payment of Revenue Share is contingent upon mutual execution of the Agreement and my completion of and delivery to FaZe of a W-9 form and any other payroll documentation as requested by FaZe.

e. FaZe reserves the right not to pay Revenue Share until such portion of Revenue Share has been received by FaZe.

f. FaZe shall not be considered a trustee, pledge holder, fiduciary, or agent of mine by reason of anything done or any money collected by it, and FaZe shall not be obligated to segregate receipts attributable to FaZe Team Opportunities, FaZe Individual Opportunities, or otherwise.

11. Further Documents, Actions, and Assistance. During or after the Term I agree to assist FaZe to obtain and enforce United States and foreign proprietary rights protection relating to the Content and FaZe’s other intellectual property rights in any and all countries and territories. I shall execute and deliver to FaZe such further documents and take such actions as FaZe may deem necessary or desirable to evidence, establish, maintain, protect, enforce, or defend the rights granted to FaZe hereunder. I hereby irrevocably designate and appoint FaZe as my lawful agent and attorney in fact, coupled with an interest, to act on my behalf and in my name and stead, in executing, verifying, acknowledging and delivering any and all such further documents and in taking any and all such further actions relating to the foregoing matters, and I hereby confirm and ratify each such act taken by FaZe.

I agree to provide all documents (in form and substance acceptable to FaZe) and to secure, at my cost, all labor permits and visas which may be required by any governmental agency or otherwise for me to perform my obligations hereunder.

12. Objectionable Posts. While I have the sole and absolute responsibility for my posts, FaZe may request the removal of or delete any post if it believes it violates this Agreement; and I agree to promptly (within twenty-four [24] hours) delete any such post.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions

13. Access.

a. I shall follow all instructions from FaZe necessary to authenticate my social media accounts so that FaZe may (a) track my social media account analytics via FaZe’s platform or third party analytics tool(s) of choice and (b) take steps to enforce any of my registered trademarks with Vantage BP (or any other company selected by FaZe).

b. Upon FaZe’s request, I shall install and authorize FaZe applications on my social media accounts, third-party software services, computers, and mobile devices which may be subject to my review and acceptance of such applications’ terms and conditions. These applications may include, but are not limited to: (i) URLs to be embedded in my livestreams on services such as Twitch and YouTube. These URLs will be configured based on FaZe’s request (e.g., topmost layer, full screen); (ii) API-authorizing applications for services such as Twitch, YouTube, Instagram, Facebook, Snapchat, and Twitter to make API requests on behalf of my account; and (iii) Embedded iFrame applications such as Twitch.

14. Data Use. To the extent permitted by applicable law and in accordance with FaZe’s Privacy Policy (https://fazeclan.com/privacypolicy/) (“FaZe Privacy Policy”), I agree to FaZe’s collection and use of my personal data, including any data that I send to FaZe or any data derived from my personal data or my interactions with FaZe’s platform or services. FaZe’s use of my personal data shall not be conditioned upon any payment to me. I understand that I have the right at any time to refuse to provide my personal data to FaZe or withdraw this consent for the collection and use of my personal data as described herein and in the FaZe Privacy Policy. All rights granted to FaZe under this Section shall survive any expiration or termination of this Agreement.

15. Confidentiality.

a. I acknowledge and agree that I may have access to non-public, proprietary or confidential information concerning or related to: (i) FaZe’s business, operations, or sponsors, including without limitation: (A) confidential personal or business information and business secrets of FaZe; (B) trade secrets of FaZe; (C) plans, prospects, policies, practices, and procedures of FaZe; (D) licenses and agreements of any nature; (E) the existence of the discussions between the parties related to this Agreement; (ii) FaZe’s business partners; and (iii) all other proprietary and confidential information of every nature and source (collectively, “Confidential Information”). I shall not disclose to any third party any information with respect to such Confidential Information, except: (i) where such information has already been released to the public by FaZe; (ii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction or government agency, provided I promptly notifies FaZe in writing of such request or requirement so that FaZe may seek an appropriate protective order or other relief, which efforts I agree to not oppose and to reasonably cooperate with; or (iii) on a must-know basis to my representatives upon the express condition that I shall in such cases secure said representatives’ express written agreement to comply with this confidentiality restriction (I shall be responsible for any breach by such representative).

b. Beginning on the Effective Date and continuing for a period of forty-five (45) days thereafter, I (or my representatives) shall not issue any press releases nor make any other statements about my obligations hereunder, FaZe, its affiliates, agents or employees, or any other party involved in any Content (e.g. sponsors, licensors, licensees, other gamer or content creator, etc.) in any media (including, without limitation, any online or print communications) without FaZe’s prior written consent.

c. Notwithstanding the foregoing, I shall have the right to make accurate, non-derogatory, non-disparaging, incidental statements or references about Content, and as specifically permitted hereunder. Further, I shall be permitted, after the termination of this Agreement, to make truthful, non-derogatory statements or references about any Content or FaZe in my personal publicity, without divulging any Confidential Information.

d. The confidentiality obligations set forth in this Agreement shall survive the Term or any termination of this Agreement for a period of three (3) years, except for any obligations that by their terms last longer.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions

16. Representations and Warranties; Indemnity.

a. I hereby represent and warrant that (i) I have the full right and authority to enter into this Agreement and perform my obligations and grant the rights hereunder including, (ii) all material furnished and services rendered by me hereunder shall be original with me, shall comply with this Agreement, shall comply with any applicable digital media platform’s terms and/or policies, shall comply with FaZe’s rules, and shall not violate or infringe upon the rights of any party, (iii) I have not entered into any agreement that may conflict with the terms of this Agreement, (iv) the execution and delivery by me of this Agreement and the performance of services hereunder do not require the consent of any third party, (v) I will at all times be in compliance with all applicable state, federal and foreign corruptions and anti-bribery laws (vi) if any governmental agency determines me to be an employee for labor classification purposes, I will make no private claim for any benefits or compensation provided to employees of FaZe, and (vii) I will observe and comply with all instructions and rules of any applicable esports competition, including without limitation regarding access to, and use of, the facilities, hardware, software, and equipment used in or for all competitions.

b. FaZe hereby represents and warrants that it has full right and authority to enter into this Agreement.

c. FaZe shall at all times defend, indemnify and hold me harmless from any and all claims, damages, or other liabilities, (including, without limitation, reasonable counsel fees) arising out of any breach or alleged breach of the Agreement or the untruthfulness of any of the representations or warranties made by FaZe herein.

d. I shall at all times defend, indemnify and hold harmless FaZe, its parent companies, subsidiaries, affiliates, licensees or assigns, from any and all claims, damages, or other liabilities, (including, without limitation, reasonable outside counsel fees and disbursements) brought by a third party arising out of any breach or alleged breach of the Agreement or the untruthfulness of any of the representations or warranties made by me herein. The obligations under this Section 16 shall survive the termination or expiration of this Agreement.

17. Remedies.

a. Creator’s Remedies. My rights and remedies in the event of a breach of this Agreement shall be limited solely to my right, if any, to recover actual and demonstrable damages, and in no event shall I be entitled to any punitive or exemplary damages, or to enjoin, restrain or interfere or seek to enjoin, restrain or interfere with the production, distribution or exploitation of any Content, the advertising or publicizing thereof, or the use of my Name and Likeness including but not limited to in connection with archival uses, compilation videos, so-called “Best of” videos which contain footage of me recorded during the Term. The rights granted by me under this Agreement shall not terminate by reason of any such breach hereof by FaZe. Without limiting the generality of the foregoing, no failure by any third parties to comply with their agreements with FaZe shall constitute a breach of this Agreement by FaZe. Notwithstanding anything to the contrary, in the event of any breach of this Agreement by FaZe, my recourse shall be limited to an action for damages if any, the value of which shall not exceed the total compensation paid to me in the previous six (6) months. To the fullest extent permitted by law, I hereby expressly disclaims any and all legal arguments of or relating to frustration of purpose, commercial impracticability, and further expressly assumes the risk that the original contemplated purpose or conditions of this Agreement may change, as contemplated hereunder. In no event will FaZe be liable to me for any special, incidental, exemplary, indirect, punitive or consequential damages arising out of or in connection with this Agreement, whether such liability arises from any claim based upon contract, warranty, tort, strict liability or otherwise, and whether or not I have been advised of the possibility of such loss or damage. FaZe provides its systems as-is, without any express or implied warranties including, but not limited to, implied warranties of merchantability, fitness for a particular purpose, and non-infringement. FaZe does not guarantee that its systems will always be safe, secure, or error-free, or that FaZe will always function without disruptions, delays, or imperfections. FaZe is not responsible for the actions, content, information, or data of third parties, and I release FaZe and its Affiliates from any claims and damages, known and unknown, arising out of or in any way connected with any claim I may have against any such third parties.

b. FaZe’s Remedies. I agree that the Contributions provided by me are of a special, unique, unusual, extraordinary and intellectual value and character, the loss of which would cause FaZe irreparable harm and could not be adequately compensated by money damages in an action at law. FaZe shall be entitled to seek injunctive and other equitable relief to restrain, enjoin or prevent any breach or threatened breach of any obligation herein by me. In the event FaZe incurs any damages as a result of any breach of this Agreement by me, FaZe shall have the right to withhold and offset any payments due to me under this or any other agreement between the parties in an amount reasonably necessary to cover my indemnity obligations or to cover any damages incurred by FaZe. FaZe may deduct any and all damages caused by a breach by me from amounts otherwise due to me under this Agreement. In the case of minors under the age of majority, the foregoing provision shall in no way impact FaZe’s continued payment of all legally required funds into the minor’s Coogan account.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions

CONFIDENTIAL

18. Pandemic. I acknowledge the contagious nature of certain infectious diseases, including COVID-19, which may cause future pandemics and/or epidemics and the known and potential risks of proceeding with any event contemplated hereunder and/or visiting or residing at a FaZe Facility, including being in public, outside my homes, in close proximity to other individuals and possible exposure to infectious diseases, which could result in quarantine requirements, serious illness, disability and/or death. I recognize and acknowledge that the hazards and risks associated with such infectious diseases cannot be fully eliminated. Notwithstanding the hazards and risks associated with such infectious diseases, I willingly and voluntarily seek to proceed with my participation in the events contemplated hereunder assumes the full risk of proceeding. I shall indemnify and hold harmless FaZe, its parent companies, subsidiaries, affiliates, licensees or assigns, from any and all claims, damages, or other liabilities, (including, without limitation, reasonable outside counsel fees and disbursements) brought by a third party arising from or out of, or relating to, directly or indirectly, any such infectious disease, including COVID-19, or any other illness or injury that may incur at an event, or my visiting or residing at a FaZe Facility, whether caused by the negligence of me, FaZe or third parties (“Claims”). I hereby forever release, waive, discharge and covenant not to sue the FaZe, its parent companies, subsidiaries, affiliates, licensees or assigns for any Claims associated with any such infectious disease, including COVID-19.

19. Assumption of Risks of Gaming. I understand and agree that there are risks involved with electronic gaming, including but not limited to, eye damage, carpal tunnel syndrome, repetitive stress injuries, and other damage associated with extended periods of computer-based work; and I hereby expressly assumes all such risks. To the full extent permitted under the law, I, my personal representatives, successors, and assigns, hereby assume all risk of injury or damages to my person or property while voluntarily choosing to be involved in the photography, video, or audio sessions for the productions contemplated hereunder, as well as for the use of or activities of the FaZe Facility or other premises where such sessions or activities occurred.

20. Audit. I shall maintain accurate records relating to my income and or services under this Agreement or during the Term (“Business Records”), and FaZe shall have the right, at its sole expense and under reasonable conditions of time and place, to conduct an audit of the Business Records to confirm my compliance with this Agreement. Any such audit shall be conducted by a reputable accounting firm or other authorized representative of FaZe, and the party conducting the audit shall agree to keep my books and records and financial information in confidence, except for the results of such audit which may be reported to FaZe. FaZe may exercise the foregoing audit right no more than twice per year.

21. Arbitration; Class Action Waiver. In the event of any dispute, claim, question, controversy or disagreement arising out of or relating to this Agreement or the breach thereof, including the determination of the scope or applicability of this provision (each, a “Dispute”), the parties shall use their best efforts to settle such Dispute. To this effect, they shall negotiate with each other, in good faith and attempt to reach a just and equitable resolution satisfactory to both parties. If they do not reach such resolution within a period of seven (7) calendar days from the onset of such good faith negotiation, then upon written notice by either party to the other, such Dispute shall be finally settled by confidential binding arbitration in accordance with the Comprehensive Arbitration Rules of the Judicial Arbitration and Mediation Service, Inc. (“JAMS”) for claims over $250,000, and pursuant to the rules and procedures of JAMS Streamlined for claims under $250,000, by one arbitrator experienced with entertainment industry transactions and appointed in accordance with the applicable aforementioned rules, with the prevailing party entitled to receive reasonable attorney’s fees and costs as determined by the arbitrator. If I am domiciled in California, the arbitration shall take place in Los Angeles, California. If I am domiciled elsewhere, the arbitration shall be conducted virtually via video conference. Because the parties intend to resolve any particular dispute as quickly as possible, the arbitrator shall not have the authority to consolidate the claims of other engaged parties into a single proceeding, to fashion a proceeding as a class, collective, or representative action, or to award relief to a class or group of engaged parties. All claims covered by this Agreement are intended to be brought and resolved on an individual basis. Both parties are waiving any right to bring claims as class, collective, or representative actions. In addition, each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions

CONFIDENTIAL

22. Miscellaneous. (a) Governing Law; Jurisdiction; Venue. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS. For any claims not subject to the Arbitration provision herein, the parties agree to submit themselves to personal jurisdiction in either the State of New York with venue in New York County or the State of California with venue in Los Angeles County and waive any rights they might otherwise have to lack of personal jurisdiction or inconvenient forum. (b) Force Majeure. If either party hereto is materially hampered from performing hereunder by reason of any law, natural disaster, labor controversy, war, pandemic, epidemic or any similar event beyond a party’s reasonable control (“Event of Force Majeure”), failure to perform shall not be deemed a breach of or default under this Agreement. FaZe shall have the right to suspend this Agreement during an Event of Force Majeure and shall have the right, but not the obligation, to extend this Agreement by the length of any such suspension. FaZe may terminate this Agreement in an Event of Force Majeure without further liability to me, except for appropriate payment or adjustment with respect to any of my Contributions satisfactorily completed prior to such termination. (c) No Waiver. No waiver by FaZe of any term, condition or obligation under this Agreement will be a waiver of any other nonperformance or breach. No failure or delay by FaZe in exercising any right or privilege under this Agreement shall operate as a waiver thereof. (d) Counterparts. This Agreement may be executed in one or more separate counterparts, each of which together, constitute and be one and the same instrument. A signed counterpart by facsimile or e-mail shall be deemed an original. (e) Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or portions thereof shall be binding and enforceable. (f) Entire Agreement. This Agreement (including all exhibits and otherwise referenced or incorporated documents) contains the entire understanding of the parties as to the subject matter hereof, and all prior communications and agreements, written or oral, express or implied, as to such subject matter are superseded hereby. If this Agreement replaces a previous agreement signed between me and FaZe (the “Previous Agreement”), to the extent that any payment terms in the Previous Agreement are modified by this Agreement, the payment terms in this Agreement will be effective on the first day of the month immediately following the Effective Date of this Agreement. Except as otherwise expressly set forth herein, this Agreement may not be altered in any way except by an instrument in writing signed by all parties. (g) Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. (h) Headings. I understand that the article and section headings used herein (including without limitation, in the main body of the Management and Production Agreement (i) the text in the left column of the table, and (ii) the bold and centered text that precedes each section), are for convenience of reference only, are not part of this Agreement, and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. (i) Assignment. FaZe may freely assign any and all rights and obligations under this Agreement in whole or in part to any other party. My Contributions are personal and unique in nature and I may not assign this Agreement or any of my rights or obligations hereunder, and any such purported assignment shall be void and of no effect. (j) No Guarantee. Nothing in this Agreement will be construed as a promise or guarantee (except in the case of any specific financial guarantees set forth herein) about the outcome or the results of FaZe’s services hereunder. I understand and acknowledge that the gaming and entertainment business is risky, unpredictable, and subject to cultural trends and the whims and personal tastes of buyers of entertainment products and services. I also understand, acknowledge, and agree that the nature of the gaming entertainment business and the personal relationships that develop from the production, financing, and distribution of entertainment products and services may result in conflicts of interest or perceived conflicts of interest. I nevertheless hereby waives any claims against FaZe concerning conflicts of interest. (k) Notices. All notices sent to FaZe shall be in writing and delivered by personal delivery, U.S. Express mail, or an express overnight service to: FaZe Clan, Inc., 720 N Cahuenga Blvd, Los Angeles, CA 90038, ATTN: FaZe Clan’s Legal Department, with a copy emailed to [***]. All notices sent to Gamer shall be in writing and delivered either by personal delivery, U.S. Express mail, an express overnight service to the address listed on the signature page of the Agreement, or by email to the email address listed on the signature page of the Agreement. Addresses and/or email addresses may be changed by one party by providing written notice of the same to the other party. Notice is deemed to have been given when: (a) sent, if via email, or

(b) when actually received, if sent by any other method stated in this Section. (l) Approvals. No approvals hereunder shall be unreasonably withheld. (m) Survival. Any right or obligation of the parties in this Agreement which, by its express terms or nature and context, is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

FaZe Clan Inc. – Management and Production Agreement – Standard Terms and Conditions